                                                                    EXHIBIT 99.6

FOR IMMEDIATE RELEASE

Contact:  Tom Mayer
          Symplex Communications
          (480) 502-9294
          bulldog810@aol.com
          ------------------


                SYMPLEX COMMUNICATIONS ANNOUNCES RESIGNATION OF
                SECRETARY, DIRECTOR AND CHIEF FINANCIAL OFFICER

WHITMORE LAKE, MICHIGAN-Symplex Communications Corporation (CDNX:SYC.U.), a worldwide provider of custom Internet solutions, announces the resignation of Mr. Thomas Radigan, as Secretary, Director and Chief Financial Officer of Symplex Communications, effective November 30, 2000.

Thomas Radigan was appointed Acting Secretary, Treasurer and Chief Financial Officer in February 1997 and assumed those positions on a permanent basis in August 1997 for Symplex Communications. Mr. Radigan had been a director of the Company since 1997. On October 9, 2000, Mr. Radigan was involved in a serious automobile accident and since has been unable to perform his responsibilities.

About Symplex Communications
Symplex, headquartered in Whitmore Lake, Mich, manufactures network enhancement devices that provide cost savings, improved throughput performance, and reliability for enterprise networks. Symplex is best known for the Datamizer(R) line of data compressors that optimize leased lines, satellite links, and frame relay circuits. In addition to Datamizers, Symplex also manufactures the DirectRoute(R) line of switching access systems designed specifically for cost-effective high-speed Internet and intranet access. Founded in 1981, Symplex is the most long-standing internetworking solutions provider with a 19-year record of technological innovation. Symplex is a SEC registered and publicly held company, traded on the Canadian Venture Exchange under the ticker symbol SYC.U.

The statements contained in this press release which are not historical in nature are forward-looking statements based on current expectations that involve risks and uncertainties. Symplex's actual results may differ materially from the results or expectations discussed in the forward-looking statements. Factors that might cause such a difference include risks associated with the effectiveness of the Company's sales and marketing strategies to reengage with its Datamizer installed based, its ability to raise additional capital, the appeal of the Company's family of products, and the ability of the Company to enter into strategic alliances and collaborate with others in the industry. These and other risks are detailed from time to time in the Company's reports filed with the SEC, including its Form 10-KSB for the year ended December 31, 1999 and its Form 10-QSB for the quarter ended September 30, 2000.

For more information, contact Symplex Communications at 734/449-9370 or on the Web at www.symplex.com.

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Signed By:

Tom Mayer

Interim President and CEO

Symplex Communications Corporation

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.